Exhibit 10.2
PAREXEL
PAREXEL International
195 West Street
Waltham, Massachusetts 02451-1163
+1 781 487 9900 Fax: +1 781 487 0525
www.parexel.com
August 2, 2004
Mr. Kurt A. Brykman
115 Norrans Ridge
Ridgefield, Connecticut 06877
Dear Kurt:
This letter is to confirm our offer to you for the position of President, PAREXEL Consulting, for PAREXEL International Corporation. Your start date is currently expected to be September 7, 2004. You will be based in our Waltham office and will report to Carl Spalding, President and Chief Operating Officer in this capacity. The terms of this offer are defined below:
Salary and Incentive Compensation
•	Your semi-monthly salary will be $11,041.66. Our company policy is to review employees annually.

•	In addition, you will be eligible to receive a bonus of up to 40% of your annual salary in accordance with the provisions of PAREXEL’s Performance Bonus Plan FY 2005.

•	Subject to the approval of the Stock Option Committee of the Board of Directors of PAREXEL, you will receive an option to purchase 50,000 shares of PAREXEL’s Common Stock, at an exercise price equal to the fair market value per share of PAREXEL’s Common Stock on the date of grant. The option will vest and become exercisable in accordance with the provisions set forth in the applicable stock option agreement.

•	a sign-on bonus in the amount of $50,000, payable following completion of thirty (30) days of employment. This bonus will be processed and paid in the payroll period following the completion of thirty days of employment at PAREXEL and will be subject to the normal FICA and state taxes as well as to the Federal supplemental tax rate of 28%.
Benefits
PAREXEL presently offers a benefits package including health, dental, life and disability insurance. PAREXEL’s Life Insurance provides a benefit of two times your basic annual earnings plus $10,000, to a maximum of $1,000,000.00. You will also have the opportunity to purchase Supplemental Life Insurance payable through payroll deductions.
Additionally the company offers a 401(k) plan managed by Fidelity Investments. Participants may contribute up to 60% of covered compensation (capped at $13,000.00) and PAREXEL will match employee contributions up to 3% of salary and capped at $3,000.00 annually. Employees are

Mr. Kurt A. Brykman
July 22, 2004
Page Two
eligible to participate on the first day of the following month. The Company contributions are vested 20% per year with full vesting at the completion of five (5) years of service.
In this position, you will be eligible for four (4) weeks vacation in your first year, with additional time added based on completed years of employment (capped at five (5) weeks). We offer seven (7) paid holidays with four (4) additional paid floating holidays.
PAREXEL also offers an Employee Stock Purchase Plan (ESPP) to all regular employees customarily working more than 20 hours/week enabling them to purchase shares of PAREXEL Common Stock at a discount through payroll deductions. The Company is quoted on the Nasdaq National Market under the symbol “PRXL”. Employees are eligible to enroll prior to the next ESPP purchase period in June and December.
Relocation

In addition to the above benefits, PAREXEL will provide you with:
•	cost of transportation of reasonable household goods and personal possessions from Connecticut to Massachusetts.

•	reasonable expenses incurred for house hunting trips to the Boston area.

•	costs associated with the purchase of a new home in the Boston area:
-	legal fees

-	deed recording fees

-	tax and title

-	title insurance

-	administrative costs of securing a mortgage loan but excluding the cost of loan origination fees (points)
•	usual and reasonable real estate commission on the sale of your current home in Connecticut, up to a maximum of 6%.

•	PAREXEL will work with you to develop a plan to minimize any expenses associated with dual housing costs in the event you have not sold your home in Connecticut by the time your family has relocated to the Boston area. The details of this will be worked out as the relocation progresses.

Mr. Kurt A. Brykman
July 22, 2004
Page Three
In the event PAREXEL International terminates your employment for any reason other than for Cause (as defined below), the Company agrees to provide severance to you (the “Executive”) in an amount equivalent to nine (9) months’ salary, based on your highest monthly salary within the preceding twelve (12) month period, subject to satisfying all other requirements of the severance policy in effect at that time.
For purposes of this offer letter, “Cause” shall mean: (1) the commission by the Executive of a felony, either in connection with the performance of his/her obligations to the Company or which adversely affects the Executive’s ability to perform such obligations; (2) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; (3) the commission by the Executive of an act of fraud or embezzlement or other acts in intentional disregard of the Company which result in loss, damage or injury to the Company, whether directly or indirectly.
The payment for some of these expenses may be considered compensation, thus affecting your taxable income. You may want to seek financial counsel to prepare you for your annual tax return. Should you terminate your employment at PAREXEL within twelve (12) months of your start date, you will be required to repay the relocation expenses, temporary housing, and storage expenses in full.
We hope that you will choose to accept our offer of employment, and we look forward to receiving your verbal acceptance. As a condition of employment, you will be required to sign a “Key Employee Agreement” on your first day of employment. PAREXEL’s Key Employee Agreement contains provisions related to, among other things, confidentiality, inventions, developments and non-competition. Please sign both copies, initialing page three and bring both of these copies to work on your first day of employment; these copies should be given to the Human Resources Representative at orientation.
If you have any questions in the interim, please feel free to contact me at (781) 434-4643.
Sincerely,

Michael R. Brandt
Vice President, Human Resources